As filed with the Securities and Exchange Commission on August 30, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Symantec Corporation
(Exact name of the Registrant as specified in its charter)

Delaware	77-0181864
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
20330 Stevens Creek Blvd.
Cupertino, California 95014
(408) 517-8000
(Address, including zip code and telephone number,
including area code, of the Registrant’s principal executive offices)

John W. Thompson
Chairman and Chief Executive Officer
Symantec Corporation
20330 Stevens Creek Blvd.
Cupertino, California 95014
(408) 517-8000
(Name, address, including zip code and telephone number,
including area code, of the Registrant’s agent for service)

Copies to:
Daniel J. Winnike, Esq.
Andrew Y. Luh, Esq.
Fenwick & West LLP
801 California Street
Mountain View, California 94041
(650) 988-8500

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit(2)	Offering Price	Fee

Common stock, par value $0.01 per share(1)	250,000	$20.07	$5,017,500	$591

(1)	Each share of common stock includes a right to purchase one eight-thousandth of a share of Series A Junior Participating Preferred Stock. The preferred stock purchase rights, which are attached to the shares of common stock being registered hereunder, will be issued for no additional consideration. Accordingly, no additional registration fee is payable with respect to such rights.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant’s common stock, as reported by the NASDAQ National Market on August 25, 2005.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED AUGUST 30, 2005
PROSPECTUS
Symantec Corporation
Up to 250,000 Shares of Common Stock

THE OFFERING
      The shares of our common stock offered under this Prospectus will be issued to holders of exchangeable non-voting shares, referred to in this Prospectus as “Exchangeable Shares,” of TeleBackup Exchangeco Inc., an Alberta corporation referred to in this Prospectus as “Exchangeco,” to purchase the Exchangeable Shares held by such holders. The Exchangeable Shares were originally issued by Exchangeco in connection with the acquisition of TeleBackup Systems Inc. by our wholly owned subsidiary VERITAS Software Corporation. Following our acquisition of VERITAS on July 2, 2005, the provisions governing the Exchangeable Shares allow the holders of the Exchangeable Shares to submit them to Exchangeco for purchase by us and also allow us to effect a mandatory purchase of all the Exchangeable Shares, in each case for a per share purchase price of 5.0589 shares of our common stock. All declared and unpaid dividends and distributions on the Exchangeable Shares and all dividends and distributions declared on our common stock which have not been declared on the Exchangeable Shares will be added to the purchase price. We will effect a mandatory purchase of all the Exchangeable Shares upon 120 days notice to the holders of Exchangeable Shares and, prior to this mandatory purchase, we will issue shares of our common stock as payment for Exchangeable Shares submitted by holders, on the terms described in this Prospectus.
      Our common stock trades on the NASDAQ National Market under the trading symbol “SYMC.” The last reported sale price on August 29, 2005 was $20.27 per share.

       Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 2 of this Prospectus.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.
      You should rely only on the information contained in or incorporated by reference into this Prospectus. We have not authorized anyone to give any information or to make any representation other than those contained in or incorporated by reference in this Prospectus. If such information is given or those representations are made, you may not rely on that information or representations as having been authorized by us. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of common stock. You may not imply from the delivery of this Prospectus, nor from a sale made under this prospectus, that our affairs are unchanged since the date of this Prospectus. We are offering and selling shares of our common stock only in jurisdictions where offers and sales are legally permitted, and this Prospectus may only be used in these jurisdictions.
The date of this Prospectus is                      , 2005.

FORWARD-LOOKING STATEMENTS
      This Prospectus, including the documents incorporated by reference in this Prospectus, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to our future plans, objectives, expectations and intentions. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “could” and similar expressions identify these forward-looking statements. Because these forward-looking statements are also subject to risks and uncertainties, actual results may differ materially from those expressed or anticipated in the forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or anticipated in the forward-looking statements are described under the heading “Risk Factors” below and the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Risk Factors” in our reports on Form 10-K and Form 10-Q incorporated by reference in this Prospectus. These forward-looking statements speak only as of the date of this Prospectus, or the date of the documents we incorporate by reference in this Prospectus, as applicable, and we caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business. We undertake no obligation to update or revise these forward-looking statements to reflect subsequent events or circumstances.

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PROSPECTUS SUMMARY
      This summary highlights information contained elsewhere in this Prospectus. This summary is not complete and does not contain all the information you should consider before acquiring shares in this offering. You should read the entire Prospectus carefully, including the documents incorporated by reference. Unless the context otherwise requires, the terms we, our, us and Symantec refer to Symantec Corporation, a Delaware corporation.
The Company
      Symantec is the world leader in providing solutions to help individuals and enterprises assure the security, availability, and integrity of their information. With innovative technology solutions and services, we help individuals and enterprises protect and manage their digital assets. We provide a wide range of solutions including enterprise and consumer security, data management, application and infrastructure management, security management, storage and service management, and response and managed security services. Founded in 1982, we have operations in more than 40 countries worldwide.
      Our principal offices are located at 20330 Stevens Creek Blvd., Cupertino, California 95014 and our telephone number at that location is (408) 517-8000. We maintain a website at www.symantec.com. Investors can obtain copies of our filings with the Securities and Exchange Commission from this site free of charge, as well as from the Securities and Exchange Commission website at www.sec.gov. The information on our website is not a part of this Prospectus.
The Offering
      The shares of our common stock offered under this Prospectus will be issued to holders of exchangeable non-voting shares, referred to in this Prospectus as “Exchangeable Shares,” of TeleBackup Exchangeco Inc., an Alberta corporation referred to in this Prospectus as “Exchangeco,” to purchase the Exchangeable Shares held by such holders. The Exchangeable Shares were originally issued by Exchangeco in connection with the acquisition of TeleBackup Systems Inc. by our wholly owned subsidiary VERITAS Software Corporation. Following our acquisition of VERITAS on July 2, 2005, the provisions governing the Exchangeable Shares allow the holders of the Exchangeable Shares to submit them to Exchangeco for purchase by us and also allow us to effect a mandatory purchase of all the Exchangeable Shares, in each case for a per share purchase price of 5.0589 shares of our common stock. All declared and unpaid dividends and distributions on the Exchangeable Shares and all dividends and distributions declared on our common stock which have not been declared on the Exchangeable Shares will be added to the purchase price. We will effect a mandatory purchase of all the Exchangeable Shares upon 120 days notice to the holders of Exchangeable Shares, and prior to this mandatory purchase, we will issue shares of our common stock as payment for Exchangeable Shares submitted by holders, on the terms described in this Prospectus. These shares of our common stock are being offered on a continuous basis under Rule 415 of the Securities Act.

Common stock that will be offered by Symantec to holders of Exchangeable Shares	250,000 shares

Common stock to be outstanding after this offering	1,177,651,265 shares*

Use of proceeds	The shares covered by this Prospectus will be issued to purchase Exchangeable Shares. This Prospectus does not cover the resale of these shares and we will not receive any proceeds from the resale of these shares.

      * Based on the number of shares outstanding as of August 15, 2005.

RISK FACTORS
      You should carefully consider the risks and uncertainties described below and in the documents we incorporate by reference in this Prospectus before making an investment decision. These risks and uncertainties are not the only ones facing our company. Additional risks or uncertainties not presently known to us, or that we currently deem immaterial, may become important factors that impair our business operations. Our business, financial condition or results of operations could be seriously harmed by any of these risks or uncertainties. The trading price of our common stock could decline due to any of these risks or uncertainties, and you may lose all or part of your investment.
      There are numerous risks associated with our recent acquisition of VERITAS. On July 2, 2005, we completed our acquisition of VERITAS in a transaction where VERITAS became our wholly-owned subsidiary and the outstanding shares of VERITAS common stock converted into the right to receive shares of our common stock representing approximately 40% of our outstanding shares following the merger. There are numerous risks associated with the acquisition, including the following:

The acquisition may result in dilution of net income per share. We expect that the acquisition will result in a decrease in our overall revenue growth rate and gross margin. The acquisition could also fail to produce the benefits that we anticipate, or could have other adverse effects that we currently do not foresee. In addition, some of the assumptions that we have relied upon, such as the achievement of operating synergies, may not be realized. As a result of these or other factors, the acquisition may not result in improved net income per share of Symantec, or may otherwise not result in a financial condition superior to that which we would have achieved on a stand-alone basis.

If we and VERITAS fail to successfully integrate our operations, the combined company may not realize the potential benefits of the acquisition. The integration of Symantec and VERITAS will be a time consuming and expensive process and may disrupt our operations if it is not completed in a timely and efficient manner. If this integration effort is not successful, our results of operations could be harmed, employee morale could decline, key employees could leave, and customers could cancel existing orders or choose not to place new ones. With the completion of the acquisition, Symantec and VERITAS must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls, and human resources practices. We may encounter the following difficulties, costs, and delays involved in integrating these operations:

•	Failure to successfully manage relationships with customers and other important relationships

•	Failure of customers to accept new services or to continue using the products and services of the combined company

•	Difficulties in successfully integrating the management teams and employees of Symantec and VERITAS

•	Challenges encountered in managing larger, more geographically dispersed operations

•	Loss of key employees

•	Diversion of the attention of management from other ongoing business concerns

•	Potential incompatibility of technologies and systems

•	Potential impairment charges incurred to write-down the carrying amount of intangible assets generated as a result of the acquisition

•	Potential incompatibility of business cultures
      If the combined company’s operations after the acquisition do not meet the expectations of existing customers of Symantec or VERITAS, then these customers may cease doing business with the combined company altogether, which would harm our results of operations and financial condition.

      Fluctuations in our quarterly financial results have affected the price of our common stock in the past and could affect our stock price in the future. Our quarterly financial results have fluctuated in the past and are likely to vary significantly in the future. In addition, our acquisition of VERITAS makes it more difficult for us to predict, and securities analysts to develop expectations regarding, our future financial results due to the risks associated with the complexity of our combined business and the integration of our management teams and operations. If our quarterly financial results or our predictions of future financial results fail to meet the expectations of securities analysts and investors, our stock price could be negatively affected. Any volatility in our quarterly financial results may make it more difficult for us to raise capital in the future or pursue acquisitions that involve issuances of our stock or securities convertible into, or exercisable for, our stock. You should not rely on the results of prior periods as predictors of our future performance.
      Factors associated with the conduct of our business may cause fluctuations in our quarterly financial results. A number of factors associated with the operation of our business may cause our quarterly financial results to fluctuate, including our ability to:

•	Effectively align sales resources to meet customer needs and address market opportunities

•	Timely release of new or enhanced versions of our products

•	Effectively manage the integration of recent acquisitions, including our acquisition of VERITAS

•	Effectively respond to competitive pressures

•	Effectively manage our operating expense levels
      Quarterly changes in our financial results could cause the trading price of our common stock to fluctuate significantly.
      Factors associated with our industry and the markets for our products may cause fluctuations in our quarterly financial results. A number of factors associated with our industry and the markets for our products, many of which are outside our control, may cause our quarterly financial results to fluctuate, including:

•	Reduced demand for any of our products

•	Entry of new competition into our markets

•	Timing and impact of threat outbreaks (e.g. worms and viruses)

•	Cancellation, deferral, or limitation of orders by customers

•	Fluctuations in foreign currency exchange rates

•	The rate of adoption of new product technologies and new releases of operating systems

•	Weakness or uncertainty in general economic or industry conditions
      Any of the foregoing factors could cause the trading price of our common stock to fluctuate significantly.
      The timing of orders by customers and channel partners may cause fluctuations in our quarterly financial results. The timing and amount of orders by customers and channel partners and seasonality in their buying patterns may cause our quarterly results to fluctuate. The risk of quarterly fluctuations is increased by the fact that a significant portion of our quarterly net revenues has historically been generated during the last month of each fiscal quarter. Most resellers have tended to make a majority of their purchases at the end of a fiscal quarter. In addition, many enterprise customers negotiate site licenses near the end of each quarter. Due to the unpredictability of these end-of-period buying patterns, forecasts may not be achieved, either because expected sales do not occur or because they occur at lower prices or on terms that are less favorable to us. If we do not achieve our forecasted results for a particular quarterly period, our stock price could decline significantly.

      Accounting charges may cause fluctuations in our quarterly financial results. Our financial results have been in the past, and may continue to be in the future, materially affected by non-cash and other accounting charges, including:

•	Amortization of intangible assets, including acquired product rights

•	Impairment of goodwill

•	Stock-based compensation expense

•	Restructuring charges and reversals of those charges
      Our acquisition of VERITAS will result in increases in the foregoing types of charges. In particular, we expect to record approximately $3 billion of intangible assets, including acquired product rights, in connection with the acquisition. We will be required to record future amortization charges with respect to a portion of these intangible assets. We also expect to record stock-based compensation expense related to the stock options to acquire VERITAS common stock that were assumed by us in connection with the merger. The foregoing types of accounting charges may also be incurred in connection with other business acquisitions. The price of our common stock could decline to the extent that our financial results are materially affected by the foregoing accounting charges.
      Our markets are competitive and our financial results and financial condition could be adversely affected if we are unable to anticipate or react to this competition. Our markets are competitive. If we are unable to anticipate or react to competition or if existing or new competitors gain market share, our sales may decline or be impaired and we may experience a decline in the prices we can charge for our products, which could adversely affect our operating results. Our competitive position depends on several factors, including:

•	Our ability to respond to product price decreases implemented by our competitors

•	Our ability to adapt effectively to the continued development, acquisition, or licensing of technology or product rights by our competitors

•	Our ability to enhance our products or develop new products that are compatible with new hardware and operating systems

•	Our ability to adapt to changing technological demands

•	Our strategic decisions regarding the best allocation of our limited resources
      Our competitors include or may include the following:

•	Independent software vendors who may offer products that directly compete with our products or bundle their software products with software offered by another vendor either directly or as part of a hardware appliance

•	Large operating system providers and network equipment and computer hardware manufacturers who may include security, remote access, or storage tools in their product offerings

•	The internal development groups of storage hardware providers, many of whom are our strategic partners, who may develop their own storage management software and utility computing infrastructure for their own storage and server hardware products

•	Internet service providers, or ISPs, that provide security functionality to their subscribers at no additional fee
      Microsoft has added security and remote access features to new versions of its operating system products. In addition, Microsoft has recently announced the acquisition of companies that offer security products that compete more directly with our security products and its intent to acquire an e-mail security services company that competes with our services. In addition, Microsoft has recently announced an online subscription service that includes automated protection, maintenance, and performance tuning, which is expected to be available to the general public by the end of calendar 2005. Microsoft has also recently introduced a free beta version of an antispyware product for the consumer market. In the future, Microsoft may offer additional features or products that compete with our products.
      Many of our strategic partners and storage software vendors offer software products, and customers may prefer to purchase software and hardware that is produced by the same vendor. In addition, these vendors may choose not to offer our products to their customers or to limit our access to their hardware platforms. Similarly, some software vendors may choose to bundle their software with their own or other vendors’ software or may limit our access to standard product interfaces and inhibit our ability to develop products for their platform.
      Several of our current and potential competitors have greater financial, technical, sales, marketing, and other resources than we do and consequently may have an ability to influence customers to purchase their products instead of ours. Our future and existing competitors could introduce products with superior features, scalability, and functionality at lower prices than our products, and could also bundle existing or new products with other more established products in order to compete with us. Our competitors could also gain market share by acquiring or forming strategic alliances with our other competitors and ISPs such as AOL and Comcast. In addition, because new distribution methods offered by the Internet and electronic commerce have removed many of the barriers to entry historically faced by start-up companies in the software industry, we may face additional sources of competition in the future. If we do not adapt our business in the face of this competition, our business and operating results may be harmed.
      Because we derive a majority of our license revenues from sales of a few product lines, any decline in demand for these products could severely harm our ability to generate revenues. We derive a majority of our revenues from a limited number of software products, including our antivirus, Internet security, data protection, and storage management products. In addition, our software products are concentrated within the markets for data security and data storage. As a result, we are particularly vulnerable to fluctuations in demand for these products, whether as a result of competition, product obsolescence, technological change, budget constraints of our potential customers, or other factors. If our revenues derived from these software products were to decline significantly, our business and operating results would be adversely affected.
      There is uncertainty as to whether or not we will be able to sustain the growth rates in sales of our products, particularly our consumer security products. Over the last several quarters, we have experienced a higher than expected rate of growth in sales of our consumer security protection products, and we expect that we will not be able to sustain this high growth rate on a consistent basis. We believe that consumer security protection sales have been spurred by a number of factors, including increased broadband usage and increased awareness of security threats to consumer systems, including several well publicized viruses. The impact of these factors may diminish over time with greater market penetration, and it is possible that our growth rates in sales of consumer security protection products may decline.
      If we are unable to develop new and enhanced products that achieve widespread market acceptance, we may be unable to recover product development costs, and our earnings and revenues may decline. Our future success depends on our ability to address the rapidly changing needs of our customers by developing and introducing new products, product upgrades, and services on a timely basis. We have incurred, and we will need to continue to incur, significant research and development expenditures in future periods as we strive to remain competitive. New product development and introduction involve a significant commitment of time and resources and are subject to a number of risks and challenges, including:

•	Keeping pace with technological developments by competitors and customers

•	Extending the operation of our products to new platforms and operating systems

•	Entering into new and unproven markets with which we have limited experience, including security appliances, utility computing infrastructure, storage area networking, and storage resource management

•	Managing new product and service strategies, including integrating our various security and storage technologies, management, customer service and support into a single enterprise security and storage solution

•	Managing the length of the development cycle for new products and product enhancements, which has frequently been longer than we originally expected

•	Adapting to emerging and evolving industry standards

•	Incorporating acquired products and technologies

•	Developing new sales channels

•	Obtaining source code licenses from operating system owners on reasonable terms
      If we are not successful in managing these risks and challenges, or if our new product introductions are not technologically competitive or do not achieve market acceptance, we will have expended substantial resources and capital without realizing sufficient revenues in return, and our business and operating results could be adversely affected.
      We have grown, and may continue to grow, through acquisitions that give rise to risks and challenges that could adversely affect our future financial results. We have in the past acquired, and we expect in the future to acquire, other businesses, business units, and technologies. Acquisitions involve a number of special risks and challenges, including:

•	Complexity, time, and costs associated with integration of acquired business operations, employees, products, and technologies into our existing business, workforce, and product lines

•	Diversion of management time and attention from our existing business and other business opportunities

•	Loss or termination of employees, including costs associated with the termination of those employees

•	Assumption of debt or other liabilities of the acquired business, including litigation related to alleged liabilities of the acquired business

•	The incurrence of additional acquisition-related debt as well as increased expenses and working capital requirements

•	Dilution of stock ownership of existing stockholders or earnings per share

•	Increased costs and efforts in connection with compliance with Section 404 of the Sarbanes-Oxley Act

•	Substantial accounting charges for amortization of intangible assets, restructuring and related expenses, stock-based compensation expense, write-offs of in-process research and development, and impairment of goodwill
      Integrating acquired businesses has been and will continue to be a complex, time consuming, and expensive process. To integrate acquired businesses, we must implement our technology systems in the acquired operations and integrate and manage the personnel of the acquired operations. Our success in completing the integration of acquired businesses may impact the market acceptance of such acquisitions, and our willingness to acquire additional businesses in the future. Other challenges of integration include our ability to incorporate acquired products and business technology into our existing product lines, including consolidating technology with duplicative functionality or designed on a different technological architecture, and our ability to sell the acquired products through our existing or acquired sales channels. We also must effectively integrate the different cultures of acquired business organizations into our own in a way that aligns common interests. Further, the difficulties of integrating acquired businesses could disrupt our ongoing business, distract our management focus from other opportunities and challenges, and increase our expenses and working capital requirements.

      Any of the foregoing and other factors could harm our ability to achieve anticipated levels of profitability from acquired businesses or to realize other anticipated benefits of acquisitions. We may face difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions. Mergers and acquisitions of high technology companies are inherently risky, and no assurance can be given that our previous or future acquisitions will be successful and will not materially adversely affect our business, operating results, or financial condition.
      VERITAS has reported a material weakness in its internal control over financial reporting, and we have not yet assessed the impact of this situation on our internal controls. As reported by VERITAS in its Form 10-Q for its fiscal quarter ended March 31, 2005, VERITAS concluded that its disclosure controls and procedures were not effective as of March 31, 2005 as a result of a material weakness in its internal control over financial reporting. VERITAS ceased to be a public reporting company prior to the filing of a quarterly report for its quarter ended June 30, 2005 and, therefore, has not expressed a conclusion as to the status of its disclosure controls and procedures as of that date. The report contained in Item 4 of our quarterly report on Form 10-Q for the quarter ended June 30, 2005 expresses our management’s conclusion regarding our disclosure controls and procedures prior to the date of our acquisition of VERITAS. As such, we have not assessed the impact that the material weakness referred to in the VERITAS’ quarterly report on Form 10-Q for the quarter ended March 31, 2005 will have on our disclosure controls and procedures. We cannot assure you that the material weakness described by VERITAS in its quarterly report on Form 10-Q for the quarter ended March 31, 2005 will not cause us to determine that our disclosure controls and procedures or internal control over financial reporting are not effective as of the end of future reporting periods.
      We have authorized the use of a substantial amount of our cash for the repurchase of our shares, and this use of funds may limit our ability to complete other transactions or to pursue other business initiatives. In March 2005, our Board of Directors approved the expansion of our previously authorized share repurchase program by authorizing an additional $3 billion of cash to be used for this purpose following completion of our acquisition of VERITAS. With this increase, we have approximately $3.5 billion of funding authorized for the repurchase of shares under this program. We expect to complete the repurchases under the additional $3 billion authorization by the end of December 2005. The full implementation of this repurchase program will use a significant portion of our cash reserves. This use of cash could limit our future flexibility to complete acquisitions of businesses or technology or other transactions or make investments in research and development, new employee hiring, or other aspects of our operations that might be in our best interests, or could require that we borrow money or issue additional equity securities for such purposes. Any incurrence of debt may not be on terms favorable to us and could result in our being subject to covenants or other contractual restrictions that limit our ability to take advantage of other opportunities that may arise. Any such incurrence of debt would likely increase our interest expense, and any issuance of additional equity securities would dilute the stock ownership of existing stockholders.
      Our international operations involve special risks that could increase our expenses, adversely affect our operating results, and require increased time and attention of our management. We derive a substantial portion of our revenues from customers located outside of the U.S. and we have significant operations outside of the U.S., including engineering, sales, customer support, and production operations. We plan to expand our international operations, but such expansion is contingent upon the financial performance of our existing international operations as well as our identification of growth opportunities. Our international operations are subject to risks in addition to those faced by our domestic operations, including:

•	Potential loss of proprietary information due to piracy, misappropriation, or laws that may be less protective of our intellectual property rights

•	Imposition of foreign laws and other governmental controls, including trade and labor restrictions and related laws that reduce the flexibility of our business operations

•	Enactment of additional regulations or restrictions on the use, import, or export of encryption technologies, which could delay or prevent the acceptance and use of encryption products and public networks for secure communications

•	Fluctuations in currency exchange rates and economic instability such as higher interest rates and inflation, which could reduce our customers’ ability to obtain financing for software products or which could make our products more expensive in those countries

•	Limitations on future growth or inability to maintain current levels of revenues from international sales if we do not invest sufficiently in our international operations

•	Longer payment cycles for sales in foreign countries and difficulties in collecting accounts receivable

•	Difficulties in staffing, managing, and operating our international operations, including difficulties related to administering our stock plans in some foreign countries

•	Difficulties in coordinating the activities of our geographically dispersed and culturally diverse operations

•	Seasonal reductions in business activity in the summer months in Europe and in other periods in other countries

•	Reduced sales due to the failure to obtain any required export approval of our technologies, particularly our encryption technologies

•	Costs and delays associated with developing software in multiple languages

•	Political unrest, war, or terrorism, particularly in areas in which we have facilities
      A significant portion of our transactions outside of the U.S. are denominated in foreign currencies. Accordingly, our future operating results will continue to be subject to fluctuations in foreign currency rates. Although we hedge against certain foreign currency exposures, hedging foreign currency transaction exposures is complex and subject to uncertainty. We may be negatively affected by fluctuations in foreign currency rates in the future, especially if international sales continue to grow as a percentage of our total sales.
      We receive significant tax benefits from sales to our non-U.S. customers. These benefits are contingent upon existing tax regulations in both the U.S. and in the countries in which our international operations are located. Future changes in domestic or international tax regulations could adversely affect our ability to continue to realize these tax benefits.
      If we lose key personnel or fail to integrate replacement personnel successfully, our ability to manage our business could be impaired. Our future success depends upon the continued service of our key management, technical, sales, finance, and other critical personnel. Our officers and other key personnel are employees-at-will, and we cannot assure you that we will be able to retain them. Key personnel have left our company in the past and there likely will be additional departures of key personnel from time to time in the future. The loss of any key employee could result in significant disruptions to our operations, including adversely affecting the timeliness of product releases, the successful implementation and completion of company initiatives, the effectiveness of our disclosure controls and procedures and our internal control over financial reporting, and the results of our operations. In addition, the integration of replacement personnel could be time consuming, may cause additional disruptions to our operations, and may be unsuccessful.
      If we are unable to attract and retain qualified employees and manage our employee base effectively, we may be unable to develop new and enhanced products, effectively manage or expand our business, or increase our revenues. Our future success depends upon our ability to recruit and retain highly skilled management, sales, marketing, finance, and technical personnel. However, competition for people with the specific skills that we require is significant. In order to attract and retain personnel in a competitive marketplace, we believe that we must provide a competitive compensation package, including cash and equity-based compensation. The volatility in our stock price may from time to time adversely affect our ability to retain or attract employees. In addition, we may be unable to obtain required stockholder approvals of future increases in the number of shares available for issuance under our equity compensation plans and recent changes in accounting rules will require us to treat the issuance of employee stock options and other forms of equity-based compensation as compensation expense, beginning in the first quarter of fiscal 2007. As a result, we may decide to issue fewer stock options and may be impaired in our efforts to attract and retain necessary personnel. If we are unable to hire and retain qualified employees, or conversely, if we fail to manage employee performance or reduce staffing levels when required by market conditions, our business and operating results could be adversely affected.
      If we fail to manage our distribution channels effectively, or if our partners choose not to market and sell our products to their customers, our operating results could be adversely affected. We sell our consumer products to individuals and small offices/home offices around the world through a multi-tiered distribution network. Our consumer products are available to customers through indirect channels that include distributors, retailers, direct marketers, Internet-based resellers, educational institutions, and ISPs, as well as through OEMs. We separately sell annual content update subscriptions directly to end users primarily via the Internet. We also sell some of our products and product upgrades through direct mail/email and over the Internet, in conjunction with channel partners. We sell our enterprise products and related services both directly to end-users and through a variety of indirect sales channels, which include VARs, distributors, system integrators and OEMs.
      Direct Sales. A significant portion of our revenue from enterprise products will be derived from sales by our direct sales force to end-users. This sales channel involves special risks, including:

•	Longer sales cycles associated with direct sales efforts

•	Difficulty in managing and integrating the direct sales force following our acquisition of VERITAS

•	Difficulty in hiring, training, retaining, and motivating our direct sales forces

•	Substantial amounts of training for sales representatives to become productive, including regular updates to cover new and revised products
      Indirect Sales Channels. A significant portion of our revenues are derived from sales through indirect channels, including distributors that sell our products to end-users and other resellers. This channel involves a number of special risks, including:

•	Our lack of control over the timing of delivery of our products to end-users

•	Our resellers and distributors are not subject to minimum sales requirements or any obligation to market our products to their customers

•	Our reseller and distributor agreements are generally nonexclusive and may be terminated at any time without cause

•	Our resellers and distributors may market and distribute competing products, in part due to pricing, terms, and promotions offered by our competitors and other factors that we do not control and cannot predict
      OEM Sales Channels. A significant portion of our revenues are derived from sales through our OEM partners that incorporate our products into, or bundle our products with, their products. Our reliance on this sales channel involves many risks, including:

•	Our lack of control over the shipping dates or volume of systems shipped

•	Our OEM partners are not subject to minimum sales requirements or any obligation to market our products to their customers

•	Our OEM partners may terminate or renegotiate their arrangements with us and new terms may be less favorable in recognition of our increasingly competitive relationship with certain partners

•	Our OEM arrangements subject us to factors affecting the products of our OEM partners, which may result in changes in strategic direction, competitive risks, and other issues that could result in reduction of OEM sales

•	The development work that we must generally undertake under our agreements with our OEM partners may require us to invest significant resources and incur significant costs with little or no associated revenues

•	The time and expense required for the sales and marketing organizations of our OEM partners to become familiar with our products may make it more difficult to introduce those products to the market

•	Our OEM partners may develop, market, and distribute their own products and market and distribute products of our competitors, which could reduce our sales
      If we fail to manage our distribution channels successfully, our distribution channels may conflict with one another or otherwise fail to perform as we anticipate, which could reduce our sales and increase our expenses, as well as weaken our competitive position. Some distribution partners have experienced financial difficulties in the past, and if our partners suffer financial difficulties in the future, we may have reduced sales or increased bad debt expense, which would adversely affect our operating results. In addition, reliance on multiple channels subjects us to events that cause unpredictability in demand. This increases the risk that we may not plan effectively for the future, which could result in adverse operating results in future periods.
      Increased reliance on sales of enterprise licenses may result in greater fluctuations in, or otherwise adversely affect, our financial results. Sales of enterprise licenses represent a major portion of our business. Enterprise licensing arrangements involve a longer sales cycle than sales through other distribution channels, require greater investment of resources in establishing the enterprise relationship, may involve greater pricing pressure, and sometimes result in lower operating margins. The timing of the execution of volume licenses, or their non-renewal by large customers, could cause our results of operations to vary significantly from quarter to quarter and could have a material adverse impact on our results of operations. In addition, longer license periods impede our ability to increase prices due to increased costs and may adversely impact our operating margins.
      A significant portion of our revenues is derived from sales by our direct sales force to enterprise customers. There is a substantial amount of training required for sales representatives to become productive and that training must be updated to cover new and revised products. If we are unable to maintain an adequate direct sales force, it could have a material adverse impact on our sales and results of operations.
      Third parties claiming that we infringe their proprietary rights could cause us to incur significant legal expenses and prevent us from selling our products. From time to time, we have received claims that we have infringed the intellectual property rights of others. As the number of products in the software industry increases and the functionality of these products further overlap, we believe that we may become increasingly subject to infringement claims, including patent, copyright, and trademark infringement claims. We have received several trademark claims in the past and may receive more claims in the future from third parties who may also be using our name or another name that may be similar to one of our trademarks or service marks. We have also received patent infringement claims in the past and may receive more claims in the future based on allegations that our products infringe upon patents held by third parties. In addition, former employers of our former, current, or future employees may assert claims that such employees have improperly disclosed to us the confidential or proprietary information of these former employers. Any such claim, with or without merit, could:

•	Be time consuming to defend

•	Result in costly litigation

•	Divert management’s time and attention from our business

•	Require us to stop selling, to delay shipping, or to redesign our products

•	Require us to pay monetary amounts as damages, to enter into royalty or licensing arrangements, or to satisfy indemnification obligations that we have with some of our customers

      In addition, we license and use software from third parties in our business. These third party software licenses may not continue to be available to us on acceptable terms. Also, these third parties may from time to time receive claims that they have infringed the intellectual property rights of others, including patent and copyright infringement claims, which may affect our ability to continue licensing their software. Our inability to use any of this third party software could result in shipment delays or other disruptions in our business, which could materially and adversely affect our operating results.
      If we do not protect our proprietary information and prevent third parties from making unauthorized use of our products and technology, our financial results could be harmed. Our software and underlying technology are proprietary. We seek to protect our proprietary rights through a combination of confidentiality agreements and procedures and copyright, patent, trademark, and trade secret laws. However, all of these measures afford only limited protection and may be challenged, invalidated, or circumvented by third parties. Third parties may copy aspects of our products or otherwise obtain and use our proprietary information without authorization. Third parties may also develop similar or superior technology independently, including by designing around our patents. Our shrink-wrap license agreements are not signed by licensees and therefore may be unenforceable under the laws of some jurisdictions. Furthermore, the laws of some foreign countries do not offer the same level of protection of our proprietary rights as the laws of the United States, and we may be subject to unauthorized use of our products in those countries. Any legal action that we may bring to protect proprietary information could be expensive and may distract management from day-to-day operations. Unauthorized copying or use of our products or proprietary information could result in reduced sales of our products.
      Although we are unable to quantify the extent of piracy of our software products, software piracy may depress our net revenues. While this would adversely affect revenues domestically, lost revenues are believed to be even more significant outside of the United States, particularly in countries where laws are less protective of intellectual property rights. We engage in efforts to educate consumers on the benefits of licensing genuine products and to educate lawmakers on the advantages of a business climate where intellectual property rights are protected, and we cooperate with the Business Software Alliance and the Software & Information Industry Association in their efforts to combat piracy. However, these efforts may not affect the piracy of our products.
      Our products are complex and operate in a wide variety of computer configurations, which could result in errors or product failures. Because we offer very complex products, undetected errors, failures, or bugs may occur, especially when the products are first introduced or when new versions are released. Our products often are installed and used in large-scale computing environments with different operating systems, system management software, and equipment and networking configurations, which may cause errors or failures in our products or may expose undetected errors, failures, or bugs in our products. Our customers’ computer environments are often characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. In addition, despite testing by us and by others, errors, failures, or bugs may not be found in new products or releases until after commencement of commercial shipments. In the past, we have discovered software errors, failures, and bugs in certain of our product offerings after their introduction and have experienced delayed or lost revenues during the period required to correct these errors.
      Errors, failures, or bugs in products released by us could result in negative publicity, product returns, loss of or delay in market acceptance of our products, loss of competitive position, or claims by customers or others. Many of our end-user customers use our products in applications that are critical to their businesses and may have a greater sensitivity to defects in our products than to defects in other less critical software products. In addition, if an actual or perceived breach of information integrity or availability occurs in one of our end-user customer’s systems, regardless of whether the breach is attributable to our products, the market perception of the effectiveness of our products could be harmed. Alleviating any of these problems could require significant expenditures of our capital and resources and could cause interruptions, delays, or cessation of our product licensing, which could cause us to lose existing or potential customers and would adversely affect our operating results.

      Most of our license agreements with customers contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that a court could rule that these provisions are unenforceable. If a customer is successful in proving its damages and a court does not enforce our protective provisions, it could prove expensive and time-consuming to defend against these claims, and we could be liable for the damages suffered by our customers and other related expenses, which could adversely affect our operating results.
      Increased customer demands on our technical support services may adversely affect our financial results. We offer technical support services with many of our products. We may be unable to respond quickly enough to short-term increases in customer demand for support services. We also may be unable to modify the format of our support services to compete with changes in support services provided by competitors or successfully integrate support for our customers. Further customer demand for these services, without corresponding revenues, could increase costs and adversely affect our operating results.
      We have outsourced a substantial portion of our worldwide consumer support functions. As such, we are highly dependent on the on-going business success of the companies with whom we have contracted to provide these services. If these companies experience financial difficulties, do not maintain sufficiently skilled workers and resources to satisfy our contracts or otherwise fail to perform at a sufficient level under these contracts, the level of support services to our customers may be significantly disrupted, which could materially harm our relationships with these customers.
      Our inability to timely distribute our products and services over the Internet, including security patches and content updates, could adversely affect our business. Our ability to maintain and increase the speed with which we provide services to customers and to increase the scope of these services is limited by and dependent upon the speed and reliability of the Internet. We are increasingly reliant on the Internet as a means to distribute our security patches and content updates to our customers. Accordingly, if we, or our customers, are unable to utilize the Internet due to a failure of technology or infrastructure, terrorist activity, or other reasons, our ability to provide services may suffer, which could lead to a decrease in revenues.
      Our software products and Web site may be subject to intentional disruption, which could adversely impact our reputation and future sales. Although we believe we have sufficient controls in place to prevent intentional disruptions, we expect to be an ongoing target of attacks specifically designed to impede the performance of our products. Similarly, experienced computer programmers may attempt to penetrate our network security or the security of our Web site and misappropriate proprietary information or cause interruptions of our services. Because the techniques used by such computer programmers to access or sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques. Our activities could be adversely affected, and our reputation and future sales harmed, if these intentionally disruptive efforts are successful.
      Our stock price may be volatile in the future, and you could lose the value of your investment. The market price of our common stock has experienced significant fluctuations in the past and may continue to fluctuate in the future, and as a result you could lose the value of your investment. The market price of our common stock may be affected by a number of factors, including:

•	Announcements of quarterly operating results and revenue and earnings forecasts by us, our competitors, or our customers

•	Failure to achieve financial forecasts, either because expected sales do not occur or because they occur at lower prices or on terms that are less favorable to us

•	Rumors, announcements, or press articles regarding changes in our management, organization, operations, or prior financial statements

•	Changes in revenue and earnings estimates by securities analysts

•	Announcements of planned acquisitions by us or by our competitors

•	Announcements of new or planned products by us, our competitors, or our customers

•	Gain or loss of a significant customer

•	Inquiries by the SEC, Nasdaq, law enforcement, or other regulatory bodies

•	Acts of terrorism, the threat of war, and economic slowdowns in general
      The stock market in general, and the market prices of stocks of technology companies in particular, have experienced extreme price volatility, which has adversely affected and may continue to adversely affect the market price of our common stock for reasons unrelated to our business or operating results.
      Factors outside of our control may adversely affect our operations and operating results. Our operations and operating results may be adversely affected by many different factors which are outside of our control, including:

•	Deterioration in economic conditions in any of the multiple markets in which we operate, which could reduce customer demand and ability to pay for our products and services

•	Political and military instability, which could slow spending within our target markets, delay sales cycles, and otherwise adversely affect our ability to generate revenues and operate effectively

•	Budgetary constraints of customers, which are influenced by corporate earnings and government budget cycles and spending objectives

•	Disruptions in our highly automated business operations caused by:

•	Earthquakes, floods, or other natural disasters affecting our headquarters located in Silicon Valley, California, an area known for seismic activity, or our other locations worldwide

•	Acts of war or terrorism

•	Malicious software programs, such as viruses and worms, or security breaches
      Any of these factors could result in a loss of revenues and/or higher expenses, which could adversely affect our financial results.
      If the carrying value of our long-lived assets is not recoverable, an impairment loss must be recognized which would adversely affect our financial results. We will evaluate our long-lived assets, including property and equipment, goodwill, acquired product rights, and other intangible assets, whenever events or circumstances occur which indicate that these assets might be impaired. For example, we estimate that we will record approximately $8 billion of goodwill as a result of our acquisition of VERITAS and may record additional goodwill in connection with future acquisitions. Goodwill is evaluated annually for impairment in the fourth quarter of each fiscal year, regardless of events and circumstances. We will continue to evaluate the recoverability of the carrying amount of our long-lived assets, and we may incur substantial impairment charges, which could adversely affect our financial results.
      Our effective tax rate may increase or fluctuate, which could increase our income tax expense and reduce our net income. Our effective tax rate could be adversely affected by several factors, many of which are outside of our control, including:

•	Changes in the relative proportions of revenues and income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates

•	Changing tax laws, regulations, and interpretations in multiple jurisdictions in which we operate as well as the requirements of certain tax rulings

•	Changes in accounting and tax treatment of stock-based compensation

•	The tax effects of purchase accounting for acquisitions and non-recurring charges, which may cause fluctuations between reporting periods

•	Tax assessments, including those against acquired entities with respect to tax periods prior to the acquisitions, that may significantly affect our effective tax rate for the period in which the settlements take place
      The Canadian and United States trading markets are different and the market price for Exchangeable Shares may be higher than the market price for our common stock. The purchase price payable by us for the Exchangeable Shares will consist of shares of our common stock. Because the Exchangeable Shares and our common stock trade on different markets, there is a possibility that the market prices may not be equivalent and the market price for Exchangeable Shares may be higher than the market price for our common stock. Accordingly, the market price for Exchangeable Shares may be higher than the purchase price that we will pay for those shares. The Exchangeable Shares are listed on the TSX Venture Exchange while our common stock is listed on the NASDAQ National Market. We do not plan to list the Exchangeable Shares or our common stock on any other stock market in Canada or the United States. As a result, the price at which the Exchangeable Shares will trade will be based upon the market for these shares on the TSX Venture Exchange and the price at which our common stock will trade will be based upon the market for these shares on the NASDAQ National Market.
USE OF PROCEEDS
      The shares of Symantec common stock covered by this Prospectus will be issued to purchase Exchangeable Shares. We will not receive any proceeds from the purchase of Exchangeable Shares using Symantec shares. This Prospectus does not cover the resale of these Symantec shares and we will not receive any proceeds from the resale of these shares.
PLAN OF DISTRIBUTION
      The shares of Symantec common stock covered by this Prospectus will be issued to purchase Exchangeable Shares. This Prospectus does not cover the resale of shares of Symantec common stock issued to holders of Exchangeable Shares. Symantec has not engaged any broker, dealer or underwriter in connection with this offering of its common stock.
      In June 1999, VERITAS Software Corporation acquired TeleBackup Services, Inc., an Alberta corporation. Pursuant to the terms of a Plan of Arrangement under Section 186 of the Business Corporations Act (Alberta), TeleBackup underwent a reorganization of capital whereby, among other things, properly electing holders of TeleBackup common stock received 0.026466 Exchangeable Shares for each share of TeleBackup common stock. Under specified circumstances, the holders of Exchangeable Shares could require that the Exchangeable Shares be purchased using shares of VERITAS common stock or VERITAS could require that the holders of Exchangeable Shares submit the Exchangeable Shares for purchase using shares of VERITAS common stock. The rights of holders of Exchangeable Shares are governed by a Voting, Support and Exchange Trust Agreement among VERITAS, a subsidiary of VERITAS, Exchangeco and Computershare Trust Company of Canada (as amended from time to time, the “Support Agreement”) and the articles of amendment of Exchangeco which set forth the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares (the “Exchangeable Share Provisions”). Computershare acts as the transfer agent and trustee for the Exchangeable Shares.
      In July 2005, Symantec acquired VERITAS. In connection with the acquisition, Symantec, VERITAS, a subsidiary of VERITAS, Exchangeco and Computershare entered into a Fourth Supplemental Agreement to the Support Agreement, which provides that Symantec shall succeed to the rights, powers, covenants and obligations of VERITAS under the Support Agreement and Exchangeable Share Provisions and that shares of Symantec common stock instead of VERITAS common stock will be deliverable under those documents. As a result of the acquisition of VERITAS by Symantec, Exchangeco became an indirect wholly owned subsidiary of Symantec.

      Shares of Symantec common stock will be issued to holders of Exchangeable Shares under this Prospectus as follows:

•	Holders of Exchangeable Shares may require at any time that their Exchangeable Shares be exchanged for 5.0589 shares of Symantec common stock per Exchangeable Share. See “Optional Exchange of Exchangeable Shares” below.

•	Upon at least 120 days notice to the holders of Exchangeable Shares, there will be a mandatory purchase of any remaining Exchangeable Shares for 5.0589 shares of Symantec common stock per Exchangeable Share. See “Mandatory Purchase of Exchangeable Shares” below.
      Symantec will not issue any fractional shares of its common stock upon purchase of Exchangeable Shares. Instead Symantec will pay cash for any fractional portion based on the current market price of shares of Symantec common stock. The number of shares of Symantec common stock to be issued upon purchase of an Exchangeable Share will be proportionally adjusted to reflect any stock split, reverse stock split, stock dividend, recapitalization, reclassification or similar capital change affecting Symantec common stock or the Exchangeable Shares.
Optional Exchange of Exchangeable Shares.
      Under the current terms of the Support Agreement and Exchangeable Share Provisions, holders of Exchangeable Shares are entitled at any time to exchange any or all of the Exchangeable Shares owned by them for 5.0589 shares of Symantec common stock. On exchange, holders will also be entitled to receive all declared and unpaid dividends and distributions on the Exchangeable Shares and all dividends and distributions declared on Symantec common stock which have not been declared on the Exchangeable Shares (there are currently no such declared and unpaid dividends or distributions on Exchangeable Shares or declared dividends or distributions on Symantec common stock). Holders of Exchangeable Shares may effect the exchange by presenting to Exchangeco or Computershare (i) the certificate or certificates representing the Exchangeable Shares that the holder desires to have exchanged, (ii) a duly executed statement specifying the number of Exchangeable Shares the holder wishes to have exchanged, and (iii) such other documents or instruments as may be required to effect a transfer of Exchangeable Shares under the Business Corporations Act (Alberta). The exchange will take place on the fifth business day following the receipt of the exchange request by Exchangeco, unless the holder has withdrawn the exchange request by written notice before the close of business on the business day immediately preceding the scheduled exchange date.
      For purposes of completing an optional purchase, Symantec shall deposit with Computershare, on or before the scheduled purchase date, certificates representing the number of shares of Symantec common stock to which the holder is entitled. Provided that the certificates have been so deposited with Computershare, the closing of the purchase and sale of the Exchangeable Shares shall be deemed to have occurred as of the close of business on the scheduled purchase date. Symantec shall deliver or cause Computershare to deliver to the holder, or hold for pick up by the holder, a certificate representing the number of shares of Symantec common stock to which such holder is entitled (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim). On and after the close of business on the scheduled purchase date, the holder of the purchased Exchangeable Shares shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive payment of the purchase price. On and after the close of business on the scheduled purchase date, provided that presentation and surrender of certificates and payment of the purchase price has been made, the holder of the purchased Exchangeable Shares shall thereafter be considered and deemed for all purposes to be a holder of the shares of Symantec common stock delivered to such holder.
Mandatory Purchase of Exchangeable Shares.
      Under the current terms of the Support Agreement and Exchangeable Share Provisions, because there are less than 50,000 Exchangeable Shares outstanding, Symantec is entitled to purchase all of the Exchangeable Shares for a per share price of 5.0589 shares of Symantec common stock plus all declared and unpaid dividends and distributions on each Exchangeable Share. All declared and unpaid dividends and distributions on the Exchangeable Shares and all dividends and distributions declared on Symantec common stock which have not been declared on the Exchangeable Shares will be added to the purchase price (there are currently no such declared and unpaid dividends or distributions on Exchangeable Shares or declared dividends or distributions on Symantec common stock). Symantec has decided to exercise its purchase right and will cause Exchangeco to send to each holder of Exchangeable Shares a written notice shortly after the date of this Prospectus that will specify a purchase date of at least 120 days following notice and a purchase price equal to 5.0589 shares of Symantec common stock per Exchangeable Share. Each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to Symantec on the purchase date set by Symantec.
      For the purposes of completing a purchase of the Exchangeable Shares pursuant to the exercise of the purchase right, Symantec shall deposit with Computershare, on or before the purchase date, certificates representing the total number of shares of Symantec common stock deliverable by Symantec (which shares shall be duly issued as fully paid and nonassessable and shall he free and clear of any lien, claim, encumbrance, security interest or adverse claim) in payment of the total purchase price. Provided that the total purchase price has been so deposited with Computershare, on and after the purchase date the rights of each holder of Exchangeable Shares will be limited to receiving such holder’s proportionate part of the total purchase price payable by Symantec upon presentation and surrender by such holder of certificates representing the Exchangeable Shares held by such holder and such holder shall on and after the purchase date be considered and deemed for all purposes to be the holder of the shares of Symantec common stock delivered or deliverable to such holder. Upon surrender to Computershare of a certificate representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Business Corporations Act (Alberta), the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and Computershare on behalf of Symantec shall deliver to such holder, a certificate representing the shares of Symantec common stock to which such holder is entitled.
TAX MATTERS
      The exchange of your Exchangeable Shares using shares of our common stock may be a taxable event in Canada and/or the United States. Canadian and United States tax considerations will vary according to your particular circumstances. Your tax consequences can vary depending on a number of factors, including where you reside, the method of the purchase and the length of time the Exchangeable Shares were held prior to the purchase. You are strongly urged to consult with your own tax advisor regarding the tax consequences.
LEGAL MATTERS
      Fenwick & West LLP, Mountain View, California, will provide us with a legal opinion as to the validity of the issuance of the shares of common stock offered under this Prospectus. Attorneys of Fenwick & West LLP own an aggregate of approximately 11,247 shares of our common stock as of August 29, 2005.
EXPERTS
      The consolidated financial statements and financial statement schedule of Symantec Corporation as of March 31, 2005 and 2004, and for each of the years in the three-year period ended March 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2005, have been incorporated by reference in this registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
INCORPORATION OF DOCUMENTS BY REFERENCE
      The Securities and Exchange Commission (“Commission”) allows us to incorporate by reference into this Prospectus information that we file with the Commission. This means that we can disclose important information to you by referring to those documents. The information that we incorporate by reference is considered as part of this Prospectus, and later information we file with the Commission will automatically update and supersede this information.
      The following documents that we have filed with the Commission are incorporated by reference into this Prospectus:

•	our annual report on Form 10-K for the fiscal year ended April 1, 2005 filed on June 15, 2005 (as amended by a Form 10-K/ A filed on June 16, 2005);

•	our quarterly report on Form 10-Q for the quarter ended July 1, 2005 filed on August 10, 2005;

•	our current reports on Form 8-K filed on April 14, 2005, May 4, 2005, May 31, 2005 (as amended by a Form 8-K/ A filed on June 1, 2005), June 13, 2005, June 21, 2005, June 24, 2005, July 8, 2005, July 25, 2005, July 28, 2005, August 4, 2005 and August 18, 2005;

•	the description of our common stock contained in our registration statement on Form 8-A filed on May 24, 1989 (including any amendment or report filed for the purpose of updating such description); and

•	the description of our preferred stock purchase rights contained in our registration statement on Form 8-A filed on August 19, 1998 (including any amendment or report filed for the purpose of updating such description).
      All other documents that we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.
      You should rely only on the information contained or specifically incorporated by reference in this Prospectus. We have not authorized anyone to give you any information that is different from what is contained or incorporated by reference in this Prospectus. To the extent that any statement in this Prospectus is inconsistent with any statement that is incorporated by reference, the statement in this Prospectus shall control. Such inconsistent incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus or the Registration Statement.
WHERE YOU CAN FIND MORE INFORMATION
      Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the Commission. You may read and obtain copies of this material at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Reports, proxy and information statements and other information that we file electronically with the Commission are available at the Commission’s web site at http://www.sec.gov.
      We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered under this Prospectus. This Prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the Commission. You should refer to the registration statement for further information with respect to us and our common stock. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the Commission’s Public Reference Room in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the Commission.
      Upon written or oral request, we will furnish without charge to each person to whom a copy of this Prospectus is delivered, a copy of the information that has been incorporated into this Prospectus by reference (except exhibits, unless they are specifically incorporated by reference into this Prospectus). You should direct any requests for copies to Symantec by writing or telephoning us at 20330 Stevens Creek Blvd., Cupertino, California 95014, Attention: Investor Relations, telephone: (408) 517-8324.

SYMANTEC CORPORATION

Up to 250,000 Shares of Common Stock

PROSPECTUS

                    , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	Other Expenses of Issuance and Distribution.
      The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the shares being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholder. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$591
Accounting fees and expenses	10,000
Legal fees and expenses	10,000
Printing and other miscellaneous fees	5,000

Total	$25,591

ITEM 15.	Indemnification of Directors and Officers.
      Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.
      As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; and

•	for any transaction from which the director derived an improper personal benefit.
      As permitted by the Delaware General Corporation Law, the Registrant’s Bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	the Registrant may indemnify its other employees and agents to the extent that it indemnifies its officers and directors, unless otherwise required by law, its certificate of incorporation, its bylaws or agreements to which it is a party;

•	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights conferred in the Bylaws are not exclusive.
      The Registrant has entered into Indemnity Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s Certificate of Incorporation and Bylaws and to provide additional procedural protections.

      The Registrant maintains directors’ and officers’ liability insurance and has extended that coverage for public securities matters.
      See also the undertakings set out in response to Item 17.
      Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number

Restated Certificate of Incorporation	3.01
Bylaws, as amended and restated effective August 11, 1998	3.04
      In addition, the Registrant has entered into various merger agreements and registration rights agreements in connection with its acquisitions of and mergers with various companies and its financing activities under which the parties to those agreements have agreed to indemnify the Registrant and its directors, officers, employees and controlling persons against specified liabilities.

ITEM 16.	Exhibits.
      The following exhibits are filed with this Registration Statement or incorporated into this Registration Statement by reference:

		Incorporated by Reference
Exhibit						Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

2.01	Agreement and Plan of Merger, dated as of September 23, 2003, among Symantec Corporation, Quartz Acquisition Corp., PowerQuest, Inc., and John Fife, as representative*	10-Q		10.01	02/13/04

2.02	Agreement and Plan of Merger, dated as of October 27, 2003, by and among Symantec Corporation, Outlaw Acquisition Corporation, and OnTechnology Corporation*	10-Q		10.02	02/13/04

2.03	Agreement and Plan of Merger dated as of May 19, 2004, among Symantec Corporation, Brazil Acquisition Corp., Brightmail Incorporated, and John C. Colligan, as Representative*	10-K		2.03	06/14/04

2.04	Agreement and Plan of Reorganization dated as of December 15, 2004 among Symantec Corporation, VERITAS Software Corporation, and Carmel Acquisition Corp.	8-K		2.01	12/20/04

3.01	Symantec Corporation Restated Certificate of Incorporation	S-8	333-119872	4.01	10/21/04

3.02	Symantec Corporation Certificate of Designations of Series A Junior Participating Preferred Stock	8-K		3.01	12/21/04

3.03	Symantec Corporation Certificate of Amendment of Restated Certificate of Incorporation	S-8		4.03	07/06/05

3.04	Symantec Corporation Bylaws, as amended and restated effective August 11, 1998	8-K		3.1	08/19/98

4.01	Registration Rights Agreement between Symantec Corporation and Certain of its Stockholders.	S-4	33-35385	4.02	06/13/90

		Incorporated by Reference
Exhibit						Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.02	Amendment No. One to Registration Rights Agreement.	10-K		4.02	06/16/03

4.03	Amendment No. Two to Registration Rights Agreement.	10-K		4.03	06/16/03

4.04	Rights Agreement, dated as of August 12, 1998, between Symantec Corporation and BankBoston, N.A., as Rights Agent, which includes as Exhibit A the Form of Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the Form of Right Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Shares.	8-A		4.1	08/19/98

5.01	Opinion of Fenwick & West LLP					X

23.01	Consent of Independent Registered Public Accounting Firm					X

23.02	Consent of Fenwick & West LLP (filed as part of Exhibit 5.01)					X

24.01	Power of Attorney (See page II-5)					X

*	The exhibits and schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. We will furnish copies of any of the exhibits and schedules to the Securities and Exchange Commission upon request.

ITEM 17.	Undertakings.
      The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information in the Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of this issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cupertino, State of California, on August 29, 2005.

Symantec Corporation

By:	/s/ John W. Thompson

John W. Thompson
Chairman and Chief Executive Officer
POWER OF ATTORNEY TO SIGN AMENDMENTS
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below (each being an officer and/or director of the Registrant) does hereby constitute and appoint John W. Thompson, Gregory E. Myers and Arthur F. Courville, and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in one or more counterparts.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ John W. Thompson John W. Thompson	Chairman and Chief Executive Officer (principal executive officer)	August 29, 2005

/s/ Gregory E. Myers Gregory E. Myers	Chief Financial Officer and Senior Vice President of Finance (principal financial officer)	August 29, 2005

/s/ Stephen C. Markowski Stephen C. Markowski	Chief Accounting Officer (principal accounting officer)	August 29, 2005

Gary L. Bloom	Director	August , 2005

/s/ Michael A. Brown Michael A. Brown	Director	August 29, 2005

Signature	Capacity	Date

/s/ William T. Coleman III William T. Coleman III	Director	August 29, 2005

David L. Mahoney	Director	August , 2005

/s/ Robert S. Miller Robert S. Miller	Director	August 29, 2005

/s/ George Reyes George Reyes	Director	August 29, 2005

/s/ David J. Roux David J. Roux	Director	August 29, 2005

/s/ Daniel H. Schulman Daniel H. Schulman	Director	August 29, 2005

/s/ Paul Unruh Paul Unruh	Director	August 29, 2005

EXHIBIT INDEX

		Incorporated by Reference
Exhibit						Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

2.01	Agreement and Plan of Merger, dated as of September 23, 2003, among Symantec Corporation, Quartz Acquisition Corp., PowerQuest, Inc., and John Fife, as representative*	10-Q		10.01	02/13/04

2.02	Agreement and Plan of Merger, dated as of October 27, 2003, by and among Symantec Corporation, Outlaw Acquisition Corporation, and OnTechnology Corporation*	10-Q		10.02	02/13/04

2.03	Agreement and Plan of Merger dated as of May 19, 2004, among Symantec Corporation, Brazil Acquisition Corp., Brightmail Incorporated, and John C. Colligan, as Representative*	10-K		2.03	06/14/04

2.04	Agreement and Plan of Reorganization dated as of December 15, 2004 among Symantec Corporation, VERITAS Software Corporation, and Carmel Acquisition Corp.	8-K		2.01	12/20/04

3.01	Symantec Corporation Restated Certificate of Incorporation	S-8	333-119872	4.01	10/21/04

3.02	Symantec Corporation Certificate of Designations of Series A Junior Participating Preferred Stock	8-K		3.01	12/21/04

3.03	Symantec Corporation Certificate of Amendment of Restated Certificate of Incorporation	S-8		4.03	07/06/05

3.04	Symantec Corporation Bylaws, as amended and restated effective August 11, 1998	8-K		3.1	08/19/98

4.01	Registration Rights Agreement between Symantec Corporation and Certain of its Stockholders.	S-4	33-35385	4.02	06/13/90

4.02	Amendment No. One to Registration Rights Agreement.	10-K		4.02	06/16/03

4.03	Amendment No. Two to Registration Rights Agreement.	10-K		4.03	06/16/03

4.04	Rights Agreement, dated as of August 12, 1998, between Symantec Corporation and BankBoston, N.A., as Rights Agent, which includes as Exhibit A the Form of Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the Form of Right Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Shares.	8-A		4.1	08/19/98

5.01	Opinion of Fenwick & West LLP					X
23.01	Consent of Independent Registered Public Accounting Firm					X

23.02	Consent of Fenwick & West LLP (filed as part of Exhibit 5.01)					X

24.01	Power of Attorney (See page II-5)					X

*	The exhibits and schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. We will furnish copies of any of the exhibits and schedules to the Securities and Exchange Commission upon request.